PricewaterhouseCoopers

Chartered Accountants

Rene-Levesque Boulevard West

Suite 2800

Montreal, Quebec

Canada  H3B 2G4

Telephone +1 (514) 205 5000

Facsimile +1 (514) 205 5675

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Alcan Inc. (the "Registration Statement"), of our report dated February 9, 2003 (except as to Note 30 and Note 31 which are as of August 14, 2003) relating to the financial statements and our comments by auditors on Canada-United States Reporting Difference dated February 9, 2003 (except as to Note 30 and Note 31 which are as of August 14, 2003), which appear in Alcan Inc.'s Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement and related prospectus.

November 25, 2003

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP